Exhibit 10.39

AMENDMENT NUMBER TWO

TO THE

SEALY CORPORATION BONUS PLAN

WHEREAS, the Sealy Corporation, a Delaware Corporation (“Company”), maintains this incentive compensation plan (“Plan”) for the benefit of its eligible employees; and

WHEREAS, the company now desires to amend the plan to reflect changes in the performance goals and eligibility and treatment of certain participants,

NOW, THEREFORE, the Company does hereby amend the Plan, to be effective retroactive to November 29, 1999, as follows:

FIRST, Section 5 of the Plan is deleted in its entirety and the following is substituted therefore:

5.               Special Circumstances.  A participant’s bonus award will be prorated based upon the number of days of active employment during the fiscal year under any of the following circumstances occurring during the fiscal year:

a)              the participant is hired or rehired after the beginning of the fiscal year, and on or before October 31st of the fiscal year;

b)             the participant terminates employment by reason of

(1)          death

(2)          long-term disability, or

(3)          retirement (after attainment of age 65 or attainment of age 62 with 10 or more years of service); or

c)              the participant experience a period of unpaid leave of absence (whether by layoff, workers compensation leave or other leave of absence) for a continuous period of 30 days or more.

A participant who is hired, transferred, or promoted during the fiscal year will receive a prorated bonus based upon the number of days worked in each position and at each location/segment and in each bonus group.  Hires, transfers, or promotions, which occur after October 31st shall not take effect for bonus purposes until the following fiscal year.

SECOND, Section 6 of the Plan is deleted in its entirety and the following is substituted therefore:

6.               Goals.  The performance goals for business segments will be based on corporate cash requirements, budgets, and expected results. One or more goals are defined annually for each business segment at the following achievement levels:

Maximum is the goal assigned to each segment that provides a bonus payout of two times the target payment amount.

Target is the goal assigned to each segment that provides a bonus payout at the target payment level

Minimum is the goal assigned to each segment that must be achieved prior to any bonus payout for the segment.

Each year a communication will be issued to segment managers defining the corporate and segment goals and quantifying the achievement levels for each goal.  Segment managers will receive a list of participants in their area and periodic updates on corporate and segment performance against goals.

Adjustments to goals may be provided for i) Extraordinary Items as defined by APB 30, i.e. “unusual in nature and infrequent in occurrence”; ii) any financial impact of new accounting pronouncements; and iii) any other items approved by the the Board or the HR Committee.

THIRD, Section 7 of the Plan is deleted in its entirety and the following is substituted therefore:

7.               Eligibility and Method of Payment of Award.  In order to be eligible to receive a bonus payment for a given fiscal year, a participant must be hired on or before October 31st of the fiscal year and must remain employed by the Company through the last day of the fiscal year, unless employment is terminated by reason set forth in Section 5(b).  All such bonus awards shall be paid in a single cash lump sum (less applicable withholding) on the January 31st immediately following the end of the fiscal year, or if later, promptly following the completion of the outside audit of the Company’s financial statements.

FOURTH, Section 8 of the Plan is deleted in its entirety and the following is substituted therefore:

8.               Amendment and Termination.  The Plan is effective November 29, 1999 for fiscal years 2000 and beyond.  The Board of Directors may amend, amend, terminate, or otherwise modify the Plan at any time.

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed this instrument in several counterparts this 11th day of October, 2000.

SEALY CORPORATION

By:	/s/ Kenneth L. Walker

Its:	VP General Counsel & Secretary

And:	/s/ Jeffrey C. Claypool

Its:	VP Human Resources